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                                                                     EXHIBIT 5.2

                                                    OUR FILE NUMBER: 17323.09000
                                      WRITER'S DIRECT DIAL NUMBER: (561)650-0624


                                 March 2, 1998



BT ALEX. BROWN INCORPORATED
LEHMAN BROTHERS INC.
c/o BT Alex. Brown Incorporated
130 Liberty Street
New York, NY  10006

Ladies and Gentlemen:

     We have acted as special counsel to SBA Communications Corporation (the "Company"), a Florida corporation, in connection with the issuance and sale by the Company to you of $269,000,000 principal amount at maturity of the Company's 12% Senior Discount Notes Due 2008 (the "Notes") pursuant to the terms of a Purchase Agreement, dated as of February 25, 1998 (the "Purchase Agreement"), between the Company and you, for the limited purpose of addressing the limited matters addressed in this opinion. As special counsel to the Company, we have represented it for the purpose set forth above and for the purpose of rendering this opinion and are not otherwise familiar with its businesses or day-to-day operations. Capitalized terms used in this opinion letter, unless otherwise defined, have the meanings specified in the Purchase Agreement.

     This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion. As to various questions of fact material to this opinion letter, where relevant facts were not independently established, we have relied upon certificates and statements of officers of the Company and certificates of public officials.

     We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida and the Federal law of the United States (without reference to the choice-of-law or conflict-of-law provisions, principles or decisions under Florida or Federal law or under any other state, federal or foreign law) and we have assumed compliance with all other laws, including, without limitation, foreign and other states' laws.

BT ALEX. BROWN INCORPORATED
LEHMAN BROTHERS INC
March 2, 1998
Page 2

     In examining the documents and certificates described herein we have assumed the genuiness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the authenticity, completeness and conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, that all signatories were and are legally competent to execute and deliver the documents or certificates executed by each of them and that all certificates, representations and warranties made as to matters of fact, and such other certificates, records and statements upon which we have expressed reliance herein, continue to remain accurate insofar as material to our opinions, from such earlier dates to the date hereof. No information has come to our attention regarding the unreasonableness of any of the assumptions set forth in this paragraph.

     Based on the foregoing, and subject to the qualifications and limitations stated in this letter and in the Report, we are of the opinion that:

     1. Based solely upon our review of a Certificate of Status from the Secretary of State, State of Florida, dated February 19, 1998, the Company has been incorporated under the Florida Business Corporation Act ("FBCA") and its status is active.

     2. Based solely on our review of the articles of incorporation of the Company certified as true, correct and current by the Secretary of State, State of Florida, and the secretary of the Company and the by-laws of the Company certified as true, correct and current by the secretary of the Company, the Company has the corporate power to execute and deliver the Purchase Agreement, the Notes, the Exchange Notes, the Private Exchange Notes, the Indenture and the Registration Rights Agreement (collectively, the "Company Documents") and to perform its obligations thereunder.

     3. Based solely upon our review of law, the articles of incorporation and by-laws of the Company referred to in Paragraph 2 above and the resolutions of the Company attached hereto as Exhibit "A", the Company has duly authorized the
                               -----------
execution, delivery and performance of the Company Documents by all necessary corporate action.

     Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering this opinion letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

     The foregoing opinions are furnished to you at your request, are solely for your benefit, and are rendered solely in connection with the transaction to which these opinions relate. Our opinions in this letter may be relied upon by you and Latham & Watkins only in connection with this

GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A.
ATTORNEYS AT LAW
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BT ALEX. BROWN INCORPORATED
LEHMAN BROTHERS INC
March 2, 1998
Page 3

transaction and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.

                                   Very truly yours,


                                   GUNSTER, YOAKLEY, VALDES-FAULI &
                                   STEWART, P.A.


                                   By: /s/ Thomas P. Hunt
                                       -----------------------------------
                                        Thomas P. Hunt, Vice President


GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A.
ATTORNEYS AT LAW
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                                   EXHIBIT A
                                   ---------

                          RESOLUTIONS OF THE COMPANY
                          --------------------------


GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A.
ATTORNEYS AT LAW